Exhibit 99.1

Gap Inc. Joins Other U.S. Apparel Retailers and Saipan Manufacturers in Settling Federal and State Lawsuits

Retailers and manufacturers on Saipan to fund groundbreaking independent monitoring program on the U.S. territory

SAN FRANCISCO — Sept. 26, 2002 — Gap Inc. (NYSE:GPS) today announced that it is settling all claims against the company in a federal class-action lawsuit alleging violations of wage and hour laws and other workers’ rights in Saipan garment factories in the U.S. Commonwealth of the Northern Marianas Islands. Gap joins six other remaining U.S. clothing retailers and 23 Saipan garment manufacturers in reaching a global settlement in the case. Nineteen other retailers previously settled with the plaintiffs. The settlement requires court approval and does not involve an admission of wrongdoing by the company. The parties also settled a related California state case filed in Superior Court in San Francisco.

In response to the settlement agreement, Gap Inc. General Counsel Lauri Shanahan said: “We’re pleased to have helped develop an enhanced monitoring program that includes remediation efforts and has the full support of the manufacturers. We’ve worked very hard to develop a sustainable, independent monitoring program that complements our own efforts to achieve sustained improvements in factory conditions over time.”

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